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EXHIBIT 5.2

Owens-Brockway Glass Container Inc.
One SeaGate
Toledo, Ohio 43666

April 8, 2005

Owens-Brockway Glass Container Inc.
One SeaGate
Toledo, Ohio 43666

Re:	$400,000,000 Aggregate Principal Amount of 6 3/4% Senior Notes due 2014 and €225,000,000 Aggregate Principal Amount of 6 3/4% Senior Notes due 2014

Ladies and Gentlemen:

        I am Senior Vice President and Secretary to Owens-Brockway Glass Container Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the registration of $400,000,000 aggregate principal amount of the Company's 6 3/4% Senior Notes due 2014 (the "Dollar Notes"), €225,000,000 aggregate principal amount of the Company's 6 3/4% Senior Notes due 2014 (the "Euro Notes", and together with the Dollar Notes, the "Notes"), guarantees of the Dollar Notes (the "Dollar Guarantees") and guarantees of the Euro Notes (the "Euro Guarantees", and together with the Dollar Guarantees, the "Guarantees") by Owens-Illinois Group, Inc. ("Group") and the domestic subsidiaries of Group listed on Schedule A hereto (collectively, and together with Group, the "Guarantors"), under the Indenture dated as of December 1, 2004 (the "Indenture"), by and among the Company, the Guarantors, Law Debenture Trust Company of New York, as trustee, Deutsche Bank Trust Company Americas, as registrar and Dollar Notes Paying Agent, and Deutsche Bank AG, acting through its London Branch, as Euro Notes Paying Agent, and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on April 8, 2005 (the "Registration Statement"). The Dollar Notes and the Dollar Guarantees will be issued in exchange for the Company's outstanding $400,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2014 and the Euro Notes and the Euro Guarantees will be issued in exchange for the Company's outstanding €225,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2014 on the terms set forth in the prospectus contained in the Registration Statement. Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

        In my capacity as internal counsel in connection with such registration, I am familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Notes and the Guarantees, respectively. I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.

        In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

        I am opining herein as to the internal laws of the State of Ohio and the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is my opinion that as of the date hereof:

        1.     Each of the Guarantors is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with the requisite power and authority to perform its obligations under the Indenture and the applicable Guarantee.

        2.     The Notes have been duly authorized by all necessary corporate action of the Company.

        3.     Each of the Guarantees has been duly authorized by all necessary corporate, limited liability company or partnership action of the respective Guarantor.

        4.     The Indenture has been duly authorized, executed and delivered by each of the Guarantors.

        I consent to your filing this opinion as an exhibit to the above mentioned Registration Statement, and Latham & Watkins LLP may rely on this opinion in connection with the opinion it is delivering to you on this date.

Very truly yours,
/s/ James W. Baehren

SCHEDULE A

ACI America Holdings Inc.
Brockway Realty Corporation
Brockway Research, Inc.
NHW Auburn, LLC
OB Cal South Inc.
OI AID STS Inc.
OI Auburn Inc.
OI Australia Inc.
OI Brazil Closure Inc.
OI California Containers Inc.
OI Castalia STS Inc.
OI Consol STS Inc.
OI Europe & Asia Inc.
OI General Finance Inc.
OI General FTS Inc.
O-I Health Care Holding Corp.
O-I Holding Company, Inc.
OI International Holdings Inc.
OI Levis Park STS Inc.
OI Medical Inc.
OI Plastic Products FTS Inc.
OI Puerto Rico STS Inc.
OIB Produvisa Inc.
Overseas Finance Company
Owens-Brockway Glass Container Trading Company
Owens-Brockway Packaging, Inc.
Owens-Illinois Closure Inc.
Owens-Illinois General Inc.
Owens-Illinois Healthcare Packaging Inc.
Owens-Illinois Prescription Products Inc.
Product Design & Engineering, Inc.
SeaGate, Inc.
SeaGate II, Inc.
SeaGate III, Inc.
Specialty Packaging Licensing Company
Universal Materials, Inc.

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SCHEDULE A